The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 22, 2019

November , 2019	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index due June 1, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a return of 1.50 times any appreciation of an equally weighted basket of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index, up to a maximum return of at least 18.00%, at maturity.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose up to 90.00% of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about November 26, 2019 and are expected to settle on or about December 3, 2019.
•	CUSIP: 48132FV29

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $5.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $987.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $980.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an equally weighted basket consisting of the following:

•	25.00% of the S&P/ASX 200 Index (Bloomberg ticker: AS51);
•	25.00% of the Hang Seng China Enterprises Index (Bloomberg ticker: HSCEI);
•	25.00% of the KOSPI 200 Index (Bloomberg ticker: KOSPI2); and
•	25.00% of the TOPIX® Index (Bloomberg ticker: TPX)

(each, an “Index” and together, the “Indices”).

Upside Leverage Factor: 1.50

Maximum Return: At least 18.00% (corresponding to a maximum payment at maturity of at least $1,180.00 per $1,000 principal amount note) (to be provided in the pricing supplement)

Buffer Amount: 10.00%

Pricing Date: On or about November 26, 2019

Original Issue Date (Settlement Date): On or about December 3, 2019

Observation Date*: May 26, 2021

Maturity Date*: June 1, 2021

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Leverage Factor), subject to the Maximum Return

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount)]

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (25.00% × Index Return of S&P/ASX 200 Index) + (25.00% × Index Return of Hang Seng China Enterprises Index) + (25.00% × Index Return of KOSPI 200 Index) + (25.00% × Index Return of the TOPIX® Index)]

Index Return: With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date

Final Value: With respect to each Index, the closing level of that Index on the Observation Date

PS-1 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00;
•	an Upside Leverage Factor of 1.50;
•	a Maximum Return of 18.00%; and
•	a Buffer Amount of 10.00%.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
165.00	65.00%	18.00%	$1,180.00
150.00	50.00%	18.00%	$1,180.00
140.00	40.00%	18.00%	$1,180.00
130.00	30.00%	18.00%	$1,180.00
120.00	20.00%	18.00%	$1,180.00
115.00	15.00%	18.00%	$1,180.00
112.00	12.00%	18.00%	$1,180.00
110.00	10.00%	15.00%	$1,150.00
105.00	5.00%	7.50%	$1,075.00
101.00	1.00%	1.50%	$1,015.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	-10.00%	$900.00
70.00	-30.00%	-20.00%	$800.00
60.00	-40.00%	-30.00%	$700.00
50.00	-50.00%	-40.00%	$600.00
40.00	-60.00%	-50.00%	$500.00
30.00	-70.00%	-60.00%	$400.00
20.00	-80.00%	-70.00%	$300.00
10.00	-90.00%	-80.00%	$200.00
0.00	-100.00%	-90.00%	$100.00

PS-2 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 1.50, up to the Maximum Return of at least 18.00%. Assuming a Maximum Return of at least 18.00%, an investor will realize the maximum payment at maturity at a Final Basket Value at or above 112.00% of the Initial Basket Value.

•	If the closing level of the Basket increases 10.00%, investors will receive at maturity a 15.00% return, or $1,150.00 per $1,000 principal amount note.
•	Assuming a Maximum Return of at least 18.00%, if the closing level of the Basket increases 40.00%, investors will receive at maturity a return equal to the 18.00% Maximum Return, or $1,180.00 per $1,000 principal amount note, which is the maximum payment at maturity.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount of 10.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount of 10.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount.

•	For example, if the closing level of the Basket declines 60.00%, investors will lose 50.00% of their principal amount and receive only $500.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-60.00% + 10.00%)] = $500.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-3 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Basket Value is less than the Initial Basket Value by more than 10.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than 10.00%. Accordingly, under these circumstances, you will lose up to 90.00% of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN,

regardless of any appreciation of the Basket, which may be significant.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE INDICES —

The notes are linked to an equally weighted Basket composed of four Indices. In calculating the Final Basket Value, an increase in the level of one of the Indices may be moderated, or more than offset, by lesser increases or declines in the levels of the other Indices. In addition, high correlation of movements in the levels of the Indices during periods of negative returns among the Indices could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDICES OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	NON-U.S. SECURITIES RISK —

The equity securities included in the Indices have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES —

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Indices are based, although any currency fluctuations could affect the performance of the Indices.

PS-4 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

•	EMERGING MARKETS RISK WITH RESPECT TO THE HANG SENG CHINA ENTERPRISES INDEX AND THE KOSPI 200 INDEX —

The equity securities included in the Hang Seng China Enterprises Index and the KOSPI 200 Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Maximum Return.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and,

PS-5 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-6 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

The Basket

The return on the notes is linked to an equally weighted basket consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index.

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. For additional information about the S&P/ASX 200 Index, see “Equity Index Descriptions — The S&P/ASX 200 Index” in the accompanying underlying supplement.

The Hang Seng China Enterprises Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of certain Chinese mainland (“Mainland”) securities that have their primary listing on the main board of the Stock Exchange of Hong Kong. A Mainland security is defined as a Hong Kong-listed security that has at least 50% of its sales revenue (or profit or assets, if relevant) derived from the Mainland. Mainland securities include H-shares and, effective March 2018, Red-chips and P-chips. H-shares are Hong Kong-listed shares, traded in Hong Kong dollars, of a company incorporated in the Mainland. A Red-chip is a Mainland security with a minimum of 30% of its shareholdings held by a Mainland entity or entities (including State-owned organizations and provincial or municipal authorities of the Mainland). A P-chip is a Mainland security that is not classified as an H-share or a Red-chip. The Hang Seng China Enterprises Index includes 50 constituent stocks, currently with a minimum of 30 H-shares and a maximum of 20 Red-chips and P-chips, but with no such minimum or maximum starting with the December 2019 index rebalancing. For additional information about the Hang Seng China Enterprises Index, see Annex A in this pricing supplement.

The KOSPI 200 Index is a free-float adjusted market capitalization-weighted index of 200 common stocks listed on the KOSPI Market, a benchmark stock market of Korea. The constituent stocks are selected on the basis of such criteria as market capitalization, sector representation and liquidity. For additional information about the KOSPI 200 Index, see Annex B in the this pricing supplement.

The TOPIX® Index, also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the Japanese common stocks listed on the First Section of the Tokyo Stock Exchange, Inc. For additional information about the TOPIX® Index, see “Equity Index Descriptions — The TOPIX® Index” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the Basket as a whole based on the weekly historical closing levels from January 10, 2014 through November 22, 2019, as well as the historical performance of the S&P/ASX 200 Index and the Hang Seng China Enterprises Index based on the weekly historical closing levels from January 3, 2014 through November 22, 2019 and the historical performance of the KOSPI 200 Index and the TOPIX® Index based on the weekly historical closing levels from January 10, 2014 through November 22, 2019. The Korean and Japanese equity markets were closed on January 3, 2014 due to a local exchange holiday. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 10, 2014 was 100 and that the weights of the Indices were as specified under “Key Terms — Basket” in this pricing supplement on that date. The closing level of S&P/ASX 200 Index on November 22, 2019 was 6,709.777. The closing level of the Hang Seng China Enterprises Index on November 22, 2019 was 10,506.17. The closing level of the KOSPI 200 Index on November 22, 2019 was 279.43. The closing level of the TOPIX® Index on November 22, 2019 was 1,691.34. We obtained the closing levels of the Indices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Basket and the Indices should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing levels of the Indices on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount in excess of $100.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-7 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

PS-8 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income

PS-9 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

PS-10 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the fourth business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

PS-11 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

Annex A

The Hang Seng China Enterprises Index

All information contained in this pricing supplement regarding the Hang Seng China Enterprises Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (“HSICL”), a wholly owned subsidiary of Hang Seng Bank. The Hang Seng China Enterprises Index is calculated, maintained and published by HSICL. HSICL has no obligation to continue to publish, and may discontinue publication of, the Hang Seng China Enterprises Index.

The Hang Seng China Enterprises Index is reported by Bloomberg L.P. under the ticker symbol “HSCEI.”

The Hang Seng China Enterprises Index was first calculated and published on August 8, 1994, one year after the first H-share company was listed on the Stock Exchange of Hong Kong (“HKEx”). H-shares are Hong Kong-listed shares, traded in Hong Kong dollars, of a company incorporated in the Chinese mainland (the “Mainland”). The Hang Seng China Enterprises Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of certain Mainland securities that have their primary listing on the main board of the HKEx. A Mainland security is defined as a Hong Kong-listed security that has at least 50% of its sales revenue (or profit or assets, if relevant) derived from the Mainland. Mainland securities include H-shares, Red-chips and P-chips. A Red-chip is a Mainland security with a minimum of 30% of its shareholdings held by a Mainland entity or entities (including State-owned organizations and provincial or municipal authorities of the Mainland). A P-chip is a Mainland security that is not classified as an H-share or a Red-chip. The Hang Seng China Enterprises Index includes 50 constituent stocks, currently with a minimum of 30 H-shares and a maximum of 20 Red-chips and P-chips, but with no such minimum or maximum starting with the December 2019 index rebalancing.

Index Composition

Defining the Eligible Stocks

Only Mainland securities with a primary listing on the main board of HKEx are eligible to be included in the Hang Seng China Enterprises Index. Stocks that are secondary listings, investment companies, preference shares, debt securities, mutual funds and other derivatives are excluded. In addition, to be eligible for selection in the Hang Seng China Enterprises Index, a stock: (1) should be listed for at least one month, starting from the listing date to the review cut-off date (both dates inclusive); and (2) must satisfy the turnover requirements. To be added to the Hang Seng China Enterprises Index, a stock must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months and for each of the most recent three months. Turnover velocity is calculated by dividing the median of the daily traded shares during a specific calendar month by the free float-adjusted issued shares at the end of that month. Stocks that are already included in the Hang Seng China Enterprises Index must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months. If a constituent fails to meet the turnover requirement as mentioned above, a supplementary turnover test will be applied for those months in which velocity is less than 0.1%:

•	calculate the monthly aggregate turnover of the constituent; and
•	if the monthly aggregate turnover is among the top 90th percentile of the total market, the constituent passes the monthly turnover test for that month.

The constituent will be regarded as meeting the turnover requirement if the turnover requirement is fulfilled after applying the supplementary turnover test above. Total market includes securities in the universe of eligible securities of the Hang Seng China Enterprises Index.

For a stock with a trading history of less than 12 months or a stock that has transferred from Growth Enterprise Market (“GEM”) to the Main Board in the past 12 months before the data review cut-off date, the following requirements replace those above.

PS-13 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

Trading Record	Measurements
< 6 months	1) attain a minimum velocity of 0.1% for all trading months
≥ 6 months

1) cannot have more than one month in which stock has failed to attain a velocity of at least 0.1%; and

2) for the latest three months, stock needs to have attained 0.1% for all trading months if it is not an existing constituent.

Stocks transferred from GEM to the Main Board will be treated as new issues. For existing constituents, the supplementary turnover test as described above also applies.

For a stock which has been suspended for any complete month(s) during the past 12 months before the review cut-off date, the relevant month(s) will be excluded from the velocity calculation. The stock should meet the requirements as described above.

Additional Eligibility Criteria for Red-chips and P-chips (for Non-Existing Constituents Only)

Listing History Requirements. A company with a combined market capitalization ranking (as described under “— Selecting the Index Constituents” below) below 20 should have been listed for at least three years, starting from the listing date to the review cut-off date (both dates inclusive). A company with a combined market capitalization ranking in the top 10 or top 11-20 among mainland companies should have been listed for at least one year or two years, respectively, starting from the listing date to the review cut-off date (both dates inclusive).

Price Volatility Requirements. The past one-month, three-month and 12-month historical price volatility (i.e., standard deviation of the daily logarithmic return for the past one, three and 12 months to the data cut-off date) of a stock should not be greater than three times the historical price volatility of the Hang Seng China Enterprises Index for the respective period. The stock will not be eligible if its trading has been suspended for a complete month in the past one month before the review cut-off date.

Financial Requirements. The following parameters recorded in the annual reports of a company should be greater than zero for three consecutive fiscal years:

•	net profit attributable to equity holders of the company,
•	net cash generated from operating activities, and
•	cash dividends.

A company with a combined market capitalization ranking in the top 10 or top 11-20 among mainland companies and passed the listing history requirements are eligible for the fast entry mechanism, where the financial requirements will be aligned with the stock’s listing history. For example, a stock with a listing history of two years is required to have positive figures for the above three measures in the previous two fiscal years according to its published annual reports instead of the default three years.

The data cut-of date for the financial requirements is one calendar month after the review cut-off date.

Selecting the Index Constituents

The Hang Seng China Enterprises Index is reviewed quarterly with data cut-off dates as of the end of March, June, September and December each year.

From all eligible stocks (including H-shares, Red-chips and P-chips), constituent selections are made using the following methodology:

•	all eligible are ranked by (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months (or for stocks with a listing of less than 12 months, in terms of the average month-end market capitalization since listing) and (ii) free float-adjusted market capitalization, in terms of 12-month average market capitalization after free float adjustment;
•	the combined market capitalization ranking for each eligible stock is determined as the weighted average of the full market capitalization ranking and the free float-adjusted market capitalization ranking, where each rank has a 50% weight; and

PS-14 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

•	the 50 stocks that have the highest combined market capitalization ranking are selected as the constituents of Hang Seng China Enterprises Index, subject to the buffer zone rule as described below.

Buffer Zone and Reserve Listing

Existing constituents (including H-shares, Red-chips and P-chips) ranked 61st or lower will be removed from the Hang Seng China Enterprises Index while non-constituent stocks (including H-shares, Red-chips and P-chips) ranked 40th or above will be included. If the number of incoming stocks is greater than the number of outgoing constituents, constituents with the lowest combined market capitalization ranking will be removed from the Hang Seng China Enterprises Index in order to maintain the number of constituents at 50. If the number of incoming stocks is smaller than the number of outgoing constituents, stocks with the highest combined market capitalization ranking will be added to the Hang Seng China Enterprises Index in order to maintain the number of constituents at 50.

The five non-constituents (including H-shares, Red-chips and P-chips) with the highest combined market capitalization ranking will form a Reserve List. The purpose of the Reserve List is to facilitate the replacement of any outgoing constituent between regular reviews in cases where a constituent may be removed due to trading suspension or delisting.

Effective Date

Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December. If that Friday falls on a public holiday, it will be postponed to the next Friday, subject to the final decision made by HSICL. Under normal circumstances, at least seven trading days’ notice will be given for any constituent changes made before the effective dates.

Trading Suspension

Whether or not to remove a suspended constituent from the Hang Seng China Enterprises Index and replace it with an appropriate candidate will be determined in the regular index reviews. Should a suspended constituent be removed from the Hang Seng China Enterprises Index, its last traded price may be adjusted down to the lowest price in a system (i.e., HK$0.0001 in the security’s price currency) or an official residual price (if available) for index calculation on the trading day preceding the effective date of the constituent changes.

High Shareholding Concentration

Companies with high shareholding concentration as determined by the Hong Kong Securities and Futures Commission will not be eligible for inclusion in the Hang Seng China Enterprises Index.

Index Calculation

The calculation methodology of the Hang Seng China Enterprises Index is a free float-adjusted market capitalization weighting methodology with a 10% cap on individual stocks. The Hang Seng China Enterprises Index is a price index without adjustment for cash dividends or warrant bonuses.

The formula for the index calculation is shown below:

Current Index	=	Current Aggregate Free float-adjusted Market Capitalization of Constituents	×	Yesterday’s Closing Index
Yesterday’s Aggregate Free float-adjusted Market Capitalization of Constituents

=	S (Pt x IS x FAF x CF)	×	Yesterday’s Closing Index
S (Pt-1 x IS x FAF x CF)

where:

Pt	: current price at day t;
Pt-1	: closing price at day t-1;
IS	: number of issued shares (in the case of H-share constituents, only the H-share portion is taken into calculation);
FAF	: free float-adjusted factor, which is between 0 and 1; and

PS-15 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

CF	: capping factor, which is between 0 and 1.

Free-float Adjustments. Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than or equal to 5% of the shareholdings would be considered as non-free float and are excluded from the index calculation. These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-free float unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).

The free float-adjusted factor represents the proportion of shares that is free-floated as a percentage of the issued shares. The free float-adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%. For companies with more than one class of shares, the free float-adjusted factor is calculated separately for each class of shares.

Cap Factor. A cap factor is calculated quarterly, such that no individual constituent in an Index will have a weighting exceeding a cap level of 10% on the index capping date. Since the excessive weight will be distributed among other uncapped constituents, it is possible that weightings of other constituents will exceed the cap limit after downsizing the largest component. Therefore, the capping process will be repeated until all constituents are confined to the weighting rule of the corresponding index.

Changes in constituent underlying data due to corporate actions will be taken into account in the capping exercise if: (a) there is no uncertainty about the corporate action; and the corporate action will take effect on or before the cap factor effective date.

Index Rebalancing. The update of the issued shares, adjustment of the free float-adjusted factor and calculation of the cap factor are undertaken quarterly. The regular rebalancing is usually implemented after market close on the first Friday in March, June, September and December, and comes into effect on the next trading day. In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations. Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or free float-adjusted factor is substantially different from the production data. The Hang Seng China Enterprises Index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level.

Corporate Actions and Adjustments

In the event of corporate actions, the Hang Seng China Enterprises Index will be adjusted in order to maintain continuity. A minimum notice period of two trading days prior to the implementation will be given to index users for any index changes resulted from corporate actions. The below table lists out our general practices for handling different corporate actions.

	Event	Description		Adjustment
			Issued Shares (“IS”)	Closing Price (“P”)	Divisor (“D”)
(a)	Subdivision of Shares/ Split	X existing share(s) to be subdivided into Y subdivided share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	↔
(b)	Consolidation/ Reverse Split	X existing shares to be consolidated into Y consolidated share(s)	ISadjusted = ISbefore * Y / X	Padjusted = Pbefore * X / Y	↔
(c)	Cash Dividend/ Distribution	Dividend/ distribution in cash

No adjustment will be made to the price index. Instead, the cash dividend or distribution will be reflected in the total return index counterpart as reinvestment on the ex-date.

Note:

(i)     Besides normal cash dividends, the following types of dividends are also

PS-16 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

          considered as cash dividend equivalents

-    Cash dividends with scrip option;

-    Scrip dividends with cash option; and

-    Scrip dividends with a preannounced cash value.

(ii)   If new shares allotted from bonus, rights issues, etc. have a dividend disadvantage (i.e. the new shares receive a different dividend amount from that paid on the old shares), the dividend amount used in the index calculation will also be adjusted accordingly.

(iii)  For late dividend (a dividend that is known only after the ex-date), no adjustment will be made to the price index. Instead, the cash dividend or distribution will be reflected in the total return index counterpart as reinvestment on the payment date.

(d)	Bonus/ Stock Dividend	X bonus share(s) for holding of every Y existing share(s)	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = Pbefore * Y / (X+Y)	↔
(e)	Listed non-cash Distribution	Dividend/ Distribution in specie of X share(s) in Company A for holding of every Y existing share(s) of Company B	↔	Padjusted = Pbefore – (Pdistribution * X / Y)	↓
(f)	To-be-listed non-cash Distribution	X share(s)/ unit(s) of the distribution for holding of every Y existing shares

The price of the constituent will be suspended for index calculation on the ex-date.

An estimated market value (based on the price drop of the constituent on the ex-date) will be added to the price index on the trading day after ex-date until the trading day before listing of the distributed instrument.

The distributed instrument will be added to the price index on its listing date and removed after market close. HSICL will have the discretion to defer the removal of the distributed instrument from the Hang Seng China Enterprises Index if the distribution is material.

When performing regular index rebalancing, if the distributed instrument is listed before the effective day, the estimated market value should be deemed to be removed and ignored. Otherwise, the weight of the estimated market value will be kept unchanged before and after index rebalancing.

Note:

PS-17 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

To-be-listed non-cash distributions include stock dividend of another company, bonus warrant, etc.
(g)	Preferential Offer	Preferential offer of X share(s) in another unlisted company for holding of every Y share(s) at $Z per share	To avoid stock price estimation of any unlisted company, no adjustment will be made for preferential offer.
(h)	Rights Issue/ Open Offer	X rights/ offer share(s) for holding of every Y existing share(s) at subscription price of $Z per rights/ offer share	ISadjusted = ISbefore * (X + Y) / Y	Padjusted = [(Pbefore * Y) + (X * Z)] / (X + Y)	↑
Note: Adjustment will not be made if Z is greater than the cum-rights closing price, unless the rights issue/ open offer is being fully underwritten.
(i)	Open Offer of Unlisted Securities	Open Offer of X share(s) of unlisted securities for holding of every Y share(s) at $Z per share

To avoid price estimation of any unlisted securities, no adjustment will be made for the open offer.

Note:

If price cannot be evaluated objectively, no adjustment will be made. However, if the unlisted securities is priced at an obvious discounted level, HSICL will analyze it on a case by case basis and reverse the right to make final decision.

(j)	Spin-off/ Demerger	Creation of a company through the sale or distribution of new shares of an existing business/ division of a parent company. A spin-off is a type of divestiture.

For index adjustment of listed and

to-be-listed non-cash distributions, please see above.

The newly spun-off/ detached entity will be considered inclusion into the index family according to regular schedule.

(k)	Merger and Acquisition	The combination of two or more constituents into one, through a mutual agreement or a tender offer.

The enlarged company will remain in the Hang Seng China Enterprises Index with a potential adjustment in its issued shares and weighting factors, subject to the terms of the transaction.

Example: Merger between China Unicom and China Netcom in Oct 2008.

(l)	Withdrawal of Listing	Delisting of a company. It might be resulted from privatization, takeover or other corporate actions.	The company in concern will be removed from the Hang Seng China Enterprises Index as soon as practicable.

PS-18 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

(m)	Parallel Trading	Trading in a company’s shares under both a temporary stock code and the original stock code. Usually applied to securities which have undergone corporate actions such as consolidation, subdivision, change in board lot size or reorganization involving share exchange other than on a one-to-one basis.

The company in concern will be included in the Hang Seng China Enterprises Index using the temporary stock code during the period where the original stock code is not available.

Example: Temporary stock code change of Li & Fung (from 0494.HK to 2909.HK) during 19 May to 1 June 2011 after its share subdivision.

PS-19 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

License Agreement

An affiliate of JPMorgan Chase & Co. intends to enter into an agreement with Hang Seng Indexes Company Limited providing it and certain of its affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the Hang Seng China Enterprises Index, which is owned and published by Hang Seng Indexes Company Limited.

THE HANG SENG CHINA ENTERPRISES INDEX (THE “INDEX”) IS PUBLISHED AND COMPILED BY HANG SENG INDEXES COMPANY LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK AND NAME OF THE HANG SENG CHINA ENTERPRISES INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED MAY AGREE TO THE USE OF, AND REFERENCE TO, THE HANG SENG CHINA ENTERPRISES INDEX BY JPMORGAN CHASE & CO. OR ITS AFFILIATES, IN CONNECTION WITH THE SECURITIES (THE “PRODUCT”), BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HANG SENG INDEXES COMPANY LIMITED WITHOUT NOTICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY JPMORGAN CHASE & CO. OR ITS AFFILIATES IN CONNECTION WITH THE PRODUCT; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE INDEX; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AN NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE PRODUCT IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

PS-20 | Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the S&P/ASX 200 Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index and the TOPIX® Index

Annex B

The KOSPI 200 Index

All information contained in this pricing supplement regarding the KOSPI 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Korea Exchange (“KRX”). The KOSPI 200 Index is calculated, maintained and published by KRX. KRX has no obligation to continue to publish, and may discontinue publication of, the KOSPI 200 Index.

The KOSPI 200 Index is reported by Bloomberg L.P. under the ticker symbol “KOSPI2.”

The KOSPI 200 Index is a free-float adjusted market capitalization-weighted index of 200 common stocks listed on the KOSPI Market, a benchmark stock market of Korea. The constituent stocks are selected on the basis of such criteria as market capitalization, sector representation and liquidity.

The KOSPI 200 Index is calculated using a free-float adjusted market capitalization weighted methodology. The KOSPI 200 Index has a base date of January 3, 1990 with a base index level of 100.

Index Composition

Eligibility Criteria

Eligible securities for the KOSPI 200 Index are the common stocks listed on the KRX securities market as of the final business day in April (the “base review date”), excluding the equity securities listed below:

•	administrative issues and issues scheduled to be delisted;
•	collective investment institutions and foreign securities;
•	companies invested in real estate, ship or social infrastructure or special purpose acquisition companies;
•	an issue whose free-float rate is under 10%;
•	new issues listed on the KOSPI Market for less than one year, excluding the cases listed below:
•	a new issue moving from the KOSDAQ Market whose listing period combined with its listing on the KOSDAQ Market is more than a year;
•	a newly included issue in the KOSPI 200 Index before the last business day of April by the special entry rule for a spin-off described below;
•	a newly included issue in the KOSPI 200 Index before the last business day of April by the fast entry rule for a new listing described below; and
•	Other constituents determined to be disqualified.

Sector Classification

Eligible securities are classified into the following ten industry sectors: (i) energy, (ii) materials, (iii) industrials, (iv) customer discretionary, (v) customer staples, (vi) health care, (vii) financials & real estate, (viii) information technology, (ix) communication services and (x) utilities.

Screening

Screening for selection is based on the average daily market capitalization and the average daily trading value. Issues are retroactively screened for a year from the base review date.

In the case of a merger (excluding small scale mergers) or a spin-off that occurred after the first business day of the screening period, the period remains from the listing day to the base review date. However, when the issue is screened for less than 30 days, the period remains as it is, and the corporate action is deemed to have occurred on the first business day of the period.

For a constituent admitted to the KOSPI 200 Index prior to the regular screening day due to the special entry given to spin-offs or newly listed constituents, the screening period spans from the day it was included in the KOSPI 200 Index to the base review date.

Constituent Selection

Constituents are selected in a 3-step process:

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In the first step, in each sector, a constituent satisfying the market capitalization and the trading value criteria is selected as indicated below:

•	Constituents in each sector are selected in the descending order of the average daily market capitalization, but each issue’s cumulative market capitalization has to be within 80% of the total market capitalization in the sector.
•	However, an issue of each sector with the average daily trading value ranking below the top 85% (based on the liquidity standard) of the eligible securities is excluded. In such case, the next security, in descending order of the daily market capitalization, that meets the liquidity threshold is selected as an alternative

In the second step, the issues are selected for inclusion in the KOSPI 200 Index after the following requirements are applied in order:

•	A current constituent remains in the KOSPI 200 Index as long as it meets the liquidity threshold and its average daily market capitalization ranking stays within 110% of the number of the current constituents of its sector.
•	In order for an issue to be newly added to the KOSPI 200 Index, its average daily market capitalization needs to rank within 90% of the number of the current constituents in the sector.
•	When fewer than 200 constituents are selected after the requirements above are applied, issues that meet the liquidity threshold are selected in descending order of the market capitalization, regardless of sectors.
•	When more than 200 constituents are selected, on the other hand, constituents are excluded in ascending order of the market capitalization, regardless of sectors. However, the number of each sector’s constituents should not fall below 90% of that of the current constituents.

In the final step, among the top 50 securities by market capitalization that do not meet the requirements above, a large-capitalization stock is selected as a constituent in each sector considering its weight and liquidity. In such case, the smallest market capitalization issue from the second step is removed, where the market capitalization here means the average daily market capitalization of the recent 15 business days.

Among eligible securities that are not selected as constituents, 10 stocks in each sector that satisfy the liquidity threshold are chosen as the reserved issues in descending order of the average daily market capitalization.

Regular Rebalancing

The KOSPI 200 Index is annually reconstituted according to the constituent selection criteria. The regular rebalancing is conducted on the next business day in June that occurs after the nearest month in which KOSPI 200 futures contracts are due. New constituents are confirmed in May after the review by the KOSPI 200 Index Committee.

Ongoing Event-Related Rebalancing

Constituents to which the following events below apply are removed from the KOSPI 200 Index, and the top reserved issue in the sector is newly added. However, when the constituent remains suspended as of the 15th business day from the following day of the event occurrence, the special rebalancing takes place on the very next business day.

Delisting. The constituent is removed on the third trading day after it is determined to be delisted. However, when the constituent is to be removed due to a merger, a full stock exchange or a transfer, it is excluded on the day the trading suspension notice is posted.

Administrative Issue. The constituent is removed on the third trading day after the constituent is set as an administrative issue.

Other Disqualification. The constituent is excluded on a specified day set by KRX.

New Listings. When the newly listed stock’s market capitalization falls in the top 50 of all common stock in the KOSPI Market, the stock may be selected as a constituent prior to the regular rebalancing after its weight and liquidity in each sector are examined. The market capitalization here refers to the average daily market capitalization for 15 trading days starting from the listing day. When the newly listed stock is included, the smallest market capitalization stock is excluded as of the recent regular rebalancing. Reconstitution takes place on the next business day of the final business day in the nearest month for the KOSPI 200 futures market that occurs 15 business days after the listing day.

Mergers and Acquisitions. When the constituent is merged, a different special rebalancing day may be applied, depending on which constituent it is acquired by.

•	When a current constituent is acquired by a non-member that is currently a listed company, the replacement takes place on the day the current constituent is suspended from trading. However, when the merging company’s trade resumes after temporary halt or suspension that lasted over 30 days, the replacement takes place on the next day of the trade resumption.

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•	When a current constituent is acquired by a non-member that is not currently a listed company, the constituent is removed from the KOSPI 200 Index on the day it is delisted, and the merging company is added as a constituent on the next business day after it is listed.
•	When a current constituent is acquired by another constituent, the replacement takes place on the day it is suspended from trading. Along with the replacement, new shares which are expected to increase in the amount due to the merger are added to the number of free-float shares of the merging company in advance.
•	When the constituents are merged to create a whole new company, these constituents are removed on the day they are suspended from trading, and the new company becomes a member of the KOSPI 200 Index on the next business day after it is listed.

Spin-Off. After the spin-off, the surviving and the new company are screened for constituent qualification; either the surviving company is removed or the new company is selected as a constituent.

•	The surviving company is removed from the KOSPI 200 Index when its market capitalization after the spin-off ratio applied to the original constituent’s market capitalization is lower than the smallest market capitalization member of the KOSPI 200 Index. The surviving company is excluded two business days after the trade is resumed. When there are less than 200 constituents in the KOSPI 200 Index after the surviving company is removed, a reserved issue is added. There is no additional inclusion is made when there are 200 or more constituents.
•	When the new company’s market capitalization is larger than that of a member accounting the top 80% of the KOSPI 200 Index after the spin-off ratio is applied to the original constituent’s market capitalization, the new constituent is included. It is added on the very next day of the new listing day, and the other constituent is removed.

The market capitalization of the surviving company and the new company here refers to the average daily market capitalization retroactively calculated for 30 business days starting on the day that is seven business days before the original company is suspended from trading.

Index Calculation

The index level of the KOSPI 200 Index is calculated as follows:

Index Level = (Current Market Capitalization / Base Market Capitalization) × 100.

The Current Market Capitalization means the sum of all values resulting from multiplying (a) the number of each constituent’s index calculation shares, (2) the stock price and (3) the free-float ratio. For those whose base prices are determined by the assessment prices such as capital decrease with or without refund or spin-off, their market capitalization from the previous day is used.

The number of listed shares of each constituent is used as the number of index calculation shares. However, when the shares increase in the amount due to stock dividend, paid-in capital increase or bonus issue that generates ex-right and ex-dividend, stocks issued on the correction date are added to the number of the listed shares of the constituent to be calculated.

A stock price refers to a constituent’s price set in the KOSPI Market at the time the KOSPI 200 Index is calculated. In the absence of a constituent’s trade on that day, a quotation is used as the stock price. The base price is used instead when there is no quotation available.

The free-float ratio refers to the ratio of the number of floating shares to the number of issued shares, expressed as a percentage. The number of floating shares is the value after removing the restricted shares from the listed shares. A restricted share means a listed share banned from trading in the market or a share that is not practically traded at the moment, including stocks owned by a large shareholder or a specially related person, stocks owned by a government authority, treasury stocks, stocks owned through employee stock purchase plans and other stocks deemed to be non-floating shares.

In addition, the KOSPI 200 Index is subject to 30% capping. Market capitalization of a constituent can be capped (hereinafter “capping”) so that it does not exceed a certain degree in the KOPSI 200 Index. Capping is determined by multiplying the number of the constituent’s index calculation shares by the capping ratio. The capping ratio is 1 for an uncapped constituent while the ratio is between 0 and 1 for a capped constituent.

The capping ratio is determined on the next business day in June and December after KOSPI 200 futures contracts are due. The ratio can be adjusted prior to regular rebalancing when a constituent’s weight in the KOSPI 200 Index exceeds a specified level.

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Index Committee

The KOSPI 200 Index Committee is charged with managing the KOSPI 200 Index in an impartial and objective manner. Most of the committee members are external professionals and review overall works of the KOSPI 200 Index administration.

License Agreement

An affiliate of JPMorgan Chase & Co. expects to enter into a non-exclusive license agreement with KRX or its successor relating to licensing matters providing for the license to us, and certain of our affiliated or subsidiary companies, of the right to use the KOSPI 200 Index, which is owned and published by KRX, in connection with certain securities, including the notes. The license agreement between KRX and JPMorgan Chase & Co. is expected to provide that the following language must be set forth in this pricing supplement:

KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN TO JPMorgan Chase & Co. and its affiliates, PURCHASERS OF THE FINANCIAL PRODUCTS LINKED TO THE KOSPI 200 INDEX, OR ANY OTHER PERSON OR ENTITY THAT USES THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

KRX makes no representation or warranty, express or implied, to the owners of the financial products linked to the KOSPI 200 Index or any member of the public regarding the advisability of investing in securities generally or in the products particularly or the ability of the KOSPI 200 Index to track general stock market performance (profitability). KRX’s only relationship to JPMorgan Chase & Co. and its affiliates is the licensing of certain trademarks and trade names of KRX and of the KOSPI 200 Index which is determined, composed and calculated by KRX without regard to JPMorgan Chase & Co. and its affiliates or the content of the securities. KRX has no obligation to take the needs of JPMorgan Chase & Co. and its affiliates or the owners of the financial products linked to KOSPI 200 Index into consideration in determining, composing or calculating the KOSPI 200 Index. KRX is not responsible for and has not participated in the determination of the timing of the issuance or sale of the derivative products linked to KOSPI 200 Index or in the determination or calculation of the equation by which the derivative products linked to KOSPI 200 Index is to be converted into cash. KRX has no obligation or liability to the owners of the financial products linked to KOSPI 200 Index in connection with the administration, marketing or trading of the securities. The disclaimers of KRX shall continue to be effective after the termination of the License Agreement with JPMorgan Chase & Co. and its affiliates.

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